Exhibit 99.1

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0:00:04.0 Speaker 1: Dennis, welcome back.

0:00:05.7 Dennis Calvert: Today. What's up? Dennis Calvert.

0:00:08.6 S1: How are ya?

0:00:10.2 DC: Life is so good I have to pinch myself.

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0:00:14.0 S1: Amen to that. Look, we've got a lot of things to talk about to dive into the deep nitty-gritty things, but before we start though, for the folks that may not have heard our conversations before, explain it to them on five, What is it that your company does?

0:00:26.7 DC: Well, we call ourselves innovator and solution provider. We've been innovating for almost 15 years. We've got eight technologies, a whole bunch of platforms. We're also a full service engineering firm. So the combination's pretty unique and it's powerful in the marketplace because we can solve problems that other people can't even think about, really. So clean air, clean water, cleaner earth, all sustainable. We've got two big commercial initiatives that are moving the needle for the company, and as we say, there's a lot more coming too. So it's a great time to take a look at the company.

0:00:55.4 S1: Yeah. What's really fascinating to me is the fact that you have science and business kind of need to go hand in hand for your company to be successful, for it to be profitable at driving the revenue. So can you tell me a little bit about your management team, especially how you integrate that science and business aspect of things?

0:01:09.6 DC: Yeah, it's critical of course, right? So all things sustainable and sustainability really relies on good-for-people, good-for-the-planet, and good-for-commerce. And so I'm the guy that checks the commerce side, right? Make sure that we've got a chance to go in and actually make money doing something great for customers and great for the planet. And so that's really critical. And then in each of the operating units, we have specialists. These specialists either became specialists because they spent years preparing, or they're highly trained. So we have a company of about eight PhDs and 12 and plus 20 subcontracting engineers. And so it's like a think tank of talent, all disciplines covered. And so when we look at problems that face our planet, we always ask ourselves, what can we do? What can we do to make a difference and move the needle? And then I come in and say, are we gonna make any money? [laughter] 'Cause it's really critical, it's a critical piece of the puzzle. So PFAS is a big deal, it's a great example. We're helping solve that. That's a global crisis, often called the contaminant of the century. And then we spent almost 10 years developing and refining the odor control product that's now just blowing it out on the retail side under the brand, Pooph, P-O-O-P-H. So, two great examples of full circle for the business plan.

0:02:21.4 S1: Yeah. So Pooph is something that we talked about last time. It was interesting. I'd love to know any updates on how sales have been for that product?

0:02:28.3 DC: Yeah, well, so the company-wide, we did 132% quarter over quarter for Q4. So that's year end. We're about to publish our Q1 results, that'll come in on or before the 15th or so, right? And then we'll have an earnings call, but we projected over 50% growth quarter over quarter from Q4 to Q1. And we're gonna meet that estimate and exceed it, which is awesome. And it's primarily because of Pooph. So that's exactly the right question. They launched that product nationwide in Q2 for Walmart. We're in about 1,500 of something like 4,600 or so stores in Domestic US. And they're blowing out all expectations, which is awesome. Plus it's also listed with Chewy and of Amazon, of course, and direct to consumer. So those four approaches are really generating meaningful sales. And we always say, of course, there's more coming. We know that there's at least two-thirds more of the Walmart stores to roll into, plus new Brick-and-mortar retailers are coming on as well, some of the big biggest brands in the market. Yeah, so that trend's gonna continue, and it's two things that's happened in that. The first is that it took us to positive cash flow in Q4 and then in Q1 positive cash flow, of course. And we're knocking on the door of profitability, if you can believe it. I mean, it's taken a long time to get there, but it really shows the power of the business model.

0:03:45.7 DC: The business model allows us to leverage through partnership and distribution to go out and change the world, across the world with partners. And that creates enormous scalability for distribution of sales and, of course, free cash flow. And so we're witnessing that with the first big success. And we think PFAS and some of our others are gonna do the same thing.

0:04:04.4 S1: Yeah, I mean, hey, you might as well go and say, knock knock, who’s there, profitability, 'cause you've got 132% increase in revenue, 26% decrease, I believe, in net losses. So you're definitely headed in the right direction.

0:04:16.2 DC: Yeah Q1, we're probably gonna come in just under 4 million in revenue, which is great. And so if you look at last year, that's a 3X, I mean, for this coming next year if we don't increase, and I think we're gonna increase. We don't know for sure because we do rely on partnerships, but clearly we're demonstrating a significant leverage that occurs when you finally get that critical mass and expand through partnerships. And we got a bunch of partnerships in the works that haven't hit yet that we believe will hit. So it's pretty good.

0:04:42.9 S1: Yeah. And I'll touch on some other things, so real quick, if you're able to answer the two-thirds additional stores that you're looking to move into in the Walmart space, is there an ETA of that that you're able to give us?

0:04:53.4 DC: It's happening as we speak. So here's the thing with Walmart, they're pretty much in charge, so you just kind of do what they want to do and they roll it out methodically, and so I don't know whether that's a three month or a six month, but it's probably something like that based on our current run rate. And it wouldn't surprise me.

0:05:10.6 S1: Got it. That sounds good to me. Now, you also had an acquisition of a sodium sulfide battery company. How's that integration gone so far with BioLargo? And any updates on that and what we can expect in the future?

0:05:24.0 DC: Well, it's such an incredible asset. This technology, sodium sulfur was developed over eight years or so, eight years of development work by accomplished electro-chemists in the field, University of Tennessee. And unfortunately, the original inventor passed away suddenly. And when that happened, his son who'd worked with him for 14 years, salvaged all the assets and literally it was on the verge of going commercial right at that moment. So they saved it. And, of course, as you know, Tesla's now reinvented the world and the expectations of what batteries can do, like balance the grid, load in the off peak, unload in peak hours for economics. Backup renewable energy, right? Adjacent to EV charging stations. So, what we discovered and what people are really recognizing is, there's a gap in the market because lithium, which is the number one technology in the world, has some real shortcomings. Number one, it's really prone to fire, and people don't really know that. But when exposed to oxygen, they have a risk of what's called runaway fire. And if you just do a little internet search, you'll see it. It's amazing. So safety, safety's a big deal.

0:06:31.2 DC: The other is that those are exotics, lithium, cobalt, nickel, those are rare earth elements that are really mined in offshore. So foreign supply's a big problem. That's one issue. The other is, of course, they're rare, so the price is going crazy, and then the other is efficiency. Lithium has efficiency issues. It only lasts 6, 7, 8 years. Everybody's working on that. They get 80-20% efficiencies, they can't charge to 100%, it builds up dendrites. Okay? So the world's looking for a better battery for certain locations. So our battery checks the box on a number of those long lasting domestic supply, no rare earth, 100% efficiency. We've even got an energy density that's 2.9 times that of lithium, which means a lot of power in that battery. It's a little heavier, and it's really not designed to be in a mobile situation. It's more of the fixed site that would go adjacent to solar, like a EV charging station or solar power generation operation or grid balancing. So long-term energy storage is really where we're focused. And that's a void in the market because as, you know, JP Morgan was quoted recently saying that, "the battery industry would surpass that of the chip industry in the next decade."

0:07:46.3 S1: Yeah.

0:07:47.6 DC: We're gonna electrify the world, right? And so batteries are critical, even in California now, they say if you're gonna put a solar panel up, you can't do it without a battery. It's amazing, right? So being on the cutting edge is where we just thrive. I mean, we love it. And so we've got a cutting edge technology. Now, here's the thing, we're not in the battery development business, and we're not in the invention business, we're in the battery building business because it's really already done. And so we acquired the technology and all the intellectual property, literally like 100,000 pieces of paper, went through a long diligence cycle, and now we're actually building a small manufacturing facility in our operation in Oak Ridge, Tennessee, to produce batteries that will allow us to then go out and build partnerships and develop distribution. So, we think it's awesome.

0:08:31.0 S1: Yeah, I mean, I definitely can see the battery space being the way to go, especially when it comes to solar panels, EVs, this, that, the other, you definitely need. ____.

0:08:38.4 DC: I go out to the market you wanna hear, every time I talk about it, they say, you'll sell a 100% of what you make. The shortage is so incredible. And you know especially with lithium and these rare earth. So if you're a consistent domestic supplier of a quality product for they can store energy, you got a market. And I think it's just incredibly exciting.

0:08:57.7 S1: Amen to that. Now, real quick though, AI's been kinda like a talk of the town, right? Different types of AI technology out there. Are y'all utilizing any in the clean tech space, or do you plan on it, or do you kind of feel like, Hey, you know what, we're doing all right?

0:09:14.5 DC: Well, that's a good question. I think it's inevitable, we're all gonna use it some way, whether we know it or not, right? It's gonna impact us. And so, there's a bunch of things about it that, of course, scare you. But of course, it's an incredible tool to disseminate and distill that information. And so I can see that really critical role in things like science and engineering on a predictive basis to help in the innovation cycle. So yeah, I see it as part of our world, for sure. At the moment most of our work is direct with customer interface, and then our team has 20 and 30 years experience in the field. So we've got little artificial intelligence running in their brain. I mean, these guys are smart people. And so they pull on that 30 years experience in the field and deliver solutions. And so far so good, as they say.

0:10:01.2 S1: Well, Dennis, we've had a lot of conversations about your products, and what you've done in the past. You've got earnings coming up, I believe, in a couple of weeks or so. Anything that I missed out on that you wanted to talk to our viewers?

0:10:11.6 DC: Well, I mean, we can't miss the PFAS thing for just a second, P-F-A-S. That's the forever chemicals, right? So the EPA published a testing protocol down to four parts per trillion. And it just put the whole industry in a buzz because a number of municipal water people that deliver municipal water, produced water for people to drink, had initiated technology solutions, primarily carbon and ion exchange, that because of this new testing limit are almost obsolete. And so people jumped early even though the regs continued to tighten, and they got tighter and tighter and tighter. And even just recently, there was a big case against one of the Majors on a class action forcing them to now stop producing PFAS. This is a global thing.

0:10:58.2 S1: In West Virginia, I think it was. Yeah.

0:11:00.5 DC: Yeah. It's just amazing. So, we started three years ago getting ready. We have our first customer in the hopper, and we're heading into phase two. The first project's probably gonna be well over $50-70 million projects like a Superfund remediation, and that's the first one. We also have about 38 distribution partners and reps. We're looking at four or five projects a week, the backlogs of opportunity, we're at the early adopter stage for our technology. And the concept is once we get to full scale implementation, then we can take the market. But until we do that, it's early adopter people that wanna play at this early stage. And so that's more limited. But the opportunity is, as we say, we've gotta over $100 million worth of business knocking on the door. So we're gonna be busy for decades on that. And I think it's important, we actually have a website, bestpfastreatment.com, bestpfastreatment.com. It details the specs, and for the technical audience or people that really want to dig in deep and say, Hey, is this real? We've got so much proof of claim and now just getting to scale is the trick, and we're doing that as we speak. So we're very excited about PFAS, and it's an opportunity that'll keep us busy forever. So pretty cool.

0:12:15.4 S1: Hearing more about that whenever you do report your earnings here in a couple of weeks. But Dennis, thank you so much for hanging out with us. That's Dennis Calvert, president and CEO of BioLargo, ticker, BLGO. Appreciate you hanging out with us today.

0:12:29.0 DC: Hey, it was awesome. See you soon.

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